Exhibit 10.40

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (“Agreement”) is made this 7th day of February, 2007 (the “Effective Date”) by and between Elixir Pharmaceuticals, Inc. (“Elixir”), a Delaware corporation with offices at 12 Emily Street, Cambridge, Massachusetts 02139, and Siena Biotech S.p.A. (“SiBi”), a company existing and organized under the laws of Italy with offices at Via Fiorentina 1, 53100 Siena, Italy. Elixir and SiBi are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, the parties after discussing the possibility of a research and development collaboration have signed a Letter of Intent which foresees the interest of both parties in entering and R&D agreement and subesequetly, subject to certain conditions, a license agreement regarding molecules covered by IP owned by Elixir,

WHEREAS, the Parties desire now to enter into a research and development collaboration to identify Clinical Candidates (as defined below) to treat Huntington’s Disease;

WHEREAS, upon a successful profiling and identification of each Clinical Candidate, SiBi will have an option to enter into a license agreement with Elixir under which SiBi will further develop and commercialize Products (as defined herein); and

WHEREAS, if SiBi fails to exercise its option as to a Clinical Candidate, then Elixir shall obtain from SiBi a license to further develop and commercialize such Clinical Candidate,

NOW, THEREFORE in consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the Parties agree as follows:

1.	DEFINITIONS.

1.1.	“Clinical Candidate(s)” means one or more Compounds designated for development and commercialization by SiBi in the Field in accordance with Section 3.1.1.

1.2.	“Collaboration IP” means all Know-How and Patents created or conceived as a result of work that is performed as part of the R&D Program.

1.3.	“Compound(s)” means the compounds identified on Exhibit A, as may be amended by the Parties from time to time, including all analogs or derivatives thereof created by SiBi.

1.4.	“Confidential Information” has the meaning set forth in Section 7.1.

1.5.	“Controlled” or “Controls”, when used in reference to Patent or other intellectual property rights or technology, means the legal authority or right of a person or entity to grant a license or sublicense of intellectual property rights to another person or entity, or to otherwise disclose or provide technology to such other person or entity, without breaching the terms of any agreement with a different person or entity.

1.6.	“Elixir Collaboration IP” means Collaboration IP created or conceived of solely by Elixir.

1.7.	“Elixir Patents” means the Patents listed in Exhibit B.

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1.8.	“Elixir Know-How” means Know-How Controlled by Elixir as of the Effective Date that relates directly to the development, manufacture, use or sale of a Compound.

1.9.	“Expanded Field” means the treatment of neurodegenerative diseases other than Huntington’s Disease.

1.10.	“Field” means the treatment of Huntington’s Disease.

1.11.	“Field Expansion Option” means the right for SiBi to expand the Field to the treatment of other diseases set forth in Section 4.7.

1.12	“Joint Collaboration IP” means Collaboration IP created or conceived of jointly by Elixir and SiBi.

1.13	“JSC” has the meaning set forth in Section 2.4.

1.14.	“Know-How” means any intangible information, whether proprietary or not and whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, inventions and discoveries. In no event shall “Know-How” include any tangible materials or any other physical embodiments of Know-How.

1.15.	“License Agreement” has the meaning set forth in Section 3.1.2.

1.16.	“Option” has the meaning set forth in Section 3.1.1 hereof.

1.17.	“Patents” means (i) all patents and patent applications and any patents issuing therefrom worldwide, (ii) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates, term extensions (under applicable patent law or other applicable law and regulation), certificates of invention and the like, and any provisional applications, of any such patents or patent application, and (iii) any foreign or international equivalent of any of the foregoing.

1.18.	“Product” means any pharmaceutical product containing a Clinical Candidate, or an analog thereof, or a compound derived from a Clinical Candidate, or an analog thereof, (alone or with other active ingredients) in all forms, presentations, formulations and dosage forms.

1.19.	“R&D Plan” has the meaning set forth in Section 2.1.

1.20.	“R&D Program” means the work performed under Section 2 of this Agreement.

1.21.	“R&D Program Data” means all results, data, developments or other information produced as a result of or otherwise arising from the R&D Program.

1.22.	“SiBi Collaboration IP” means Collaboration IP created or conceived of solely by SiBi

1.23.	“SiBi Know-How” means Know-How Controlled by SiBi as of the Effective Date that relates directly to the development, manufacture, use or sale of a Compound.

1.24.	“SiBi Patents” means Patents Controlled by SiBi after the Effective Date or during the Term, that claim the development, manufacture, use or sale of a Compound(s), an analog thereof, or a compound derived from a Compound or an analog thereof . The SiBi Patents as of the Effective Date are listed in Exhibit C.

1.25.	“Term” has the meaning set forth in Section 6.1.

1.26.	“Territory” means every country of the world.

2.	RESEARCH & DEVELOPMENT

2.1.	R&D Plan.

Commencing on or promptly after the Effective Date, the Parties shall perform and execute the Research and Development Plan (the “R&D Plan”) of Exhibit D. The Parties will perform their obligations in accordance with the same standard of care each usually applies to similar activities conducted in connection with their internal research and development programs. The Parties shall prepare and maintain records of the activities performed hereunder in sufficient detail and generally in a manner sufficient for purposes of establishing intellectual property rights in any inventions conceived of or reduced to practice in connection with such activities.

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2.2.	Initial Payment.

As initial consideration for the Option granted by Elixir, the license of Section 2.6.1., and in general all the IP and technology contributed by Elixir to the R&D Program according with this Agreement, SiBi will pay Elixir a non-refundable sum of Euro sixty thousand (€ 60,000) within thirty (30) days of the Effective Date, by electronic transfer of immediately available funds, in accordance with wire transfer instructions to be provided by Elixir to SiBi promptly following the Effective Date.

2.3.	Research Funding.

SiBi will finance and cover at its expense all the research efforts that SiBi performs in accordance with the R&D Plan for the identification of the Clinical Candidate and will compensate Elixir for all in-vitro assay and validation activities performed in accordance with the R&D Plan, *. Such amounts shall be payable on a monthly basis in arrears within thirty (30) days following the receipt by SiBi of an invoice from Elixir.

2.4.	Joint Steering Committee.

The Parties shall appoint two (2) representatives each to serve as a joint steering committee (the “JSC”). The JSC will oversee the conduct of all activities under the R&D Plan. The JSC will be the primary conduit for all communication between the Parties relating to the R&D Program. The JSC shall review the progress of the R&D Plan and shall, from time-to-time, suggest amendments to the R&D Plan as the Parties may agree from time to time to implement, resulting in the advancement of Compounds towards Clinical Candidates. For the avoidance of doubt, it is intended that the Parties shall not be legally bound by the JSC’s decisions, and that only the party responsible for performing each single research activity included in R&D Plan shall have the right to take the final decision on it. The JSC shall act by the vote of a majority of its members. In the event of a dispute, the disputed matter shall be resolved in accordance with Section 10.

2.5.	Exclusivity.

During the Term and any extension thereof:

a) the subject of the R&D Program will be limited to potential SIRT1 inhibitors in the Field, and, during the Term, *;

b) SiBi will not provide to any third party for any purpose any Compound(s) that has been used in the R&D Program, except as permitted under Section 2.6.3, nor shall SiBi use Compound(s) outside the Field.

c) SiBi will be entitled to carry out research and development activities, also in collaboration with third parties, both in the Field and outside the Field, using compounds other than the Compound(s);

d) Elixir will be entitled to carry out research and development activities using the Compound(s), also in collaboration with third parties, outside of the Field. Neither Party shall have any right to the Know-How, data or other intellectual property generated by the other Party in connection with activities conducted under Sections 2.5(c) and 2.5(d).

As an exception to the provision under 2.5 b) above, SiBi will be entitled to provide Compounds to third parties only for the purpose of having such third parties perform activities under the R&D Plan for the benefit of SiBi and Elixir.

2.6.	License Rights.

2.6.1.	Subject to the terms of this Agreement, during the Term only, Elixir hereby grants to SiBi a royalty-free, fully paid up, non-transferable (except in accordance with Section 11.8), non-exclusive right and license under the Elixir Patents, Elixir Know-How, and Elixir Collaboration IP solely to the extent necessary for SiBi to perform SiBi’s activities identified as SiBi responsibilities under the R&D Plan.

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2.6.2.	Subject to the terms of this Agreement, for the Term only, SiBi hereby grants to Elixir a royalty-free, fully paid up, non-transferable (except in accordance with Section 11.8), non-exclusive right and license under the SiBi Patents and SiBi Collaboration IP solely to the extent necessary for Elixir to perform Elixir’s activities identified as Elixir responsibilities under the R&D Plan.

2.6.3.	With respect to the license grants set forth in Sections 2.6.1 and 2.6.2, such licenses include the right to grant sublicenses to third parties (collectively, “Sublicensees”); provided, however, that as a condition precedent to a Party’s exercise of its rights to sublicense the licenses expressly granted in Sections 2.6.1 and 2.6.2, (i) such Party shall provide prior written notification to the other Party (the “Counterpart”) of such sublicense, (ii) such Party shall agree in writing to be responsible for any and all obligations of such Sublicensee, (iii) such Sublicensee shall agree in writing to be bound by the same obligations as the sublicensing Party hereunder with respect to such license, and (iiii) the Counterpart agrees in writing to the sublicensing. Promptly after execution of such a sublicense agreement, the sublicensing Party shall provide a copy of such sublicense agreement to the other Party, which copy may be redacted to exclude financial terms and confidential scientific information.

2.6.4.	Nothing in this Agreement is intended to grant any rights to either Party under any intellectual property right of the other Party except as expressly set forth herein.

3.	SiBi OPTION & LICENSE TO ELIXIR

3.1.	Option.

3.1.1.	During the Term, SiBi shall have the right at its own discretion to designate Compound(s) (on a Compound by Compound basis) to be Clinical Candidate(s) by written notice to Elixir. Elixir hereby grants to SiBi the option to take the license described in Section 4.2. with respect to each Compound that is designated a Clinical Candidate by SiBi during the Term as set forth herein (the “Option”). The Option shall be exercisable by SiBi within the first term to occur of * after the designation of such Clinical Candidate and (ii) * after the expiration of the Research Term and any extension thereof, by providing written notice of its desire to exercise the Option, which notice shall make specific reference to this Agreement, and which notice shall identify the specific Clinical Candidates with respect to which SiBi is exercising the Option.

3.1.2.	In the event that SiBi elects to exercise the Option, the Parties, during a period of * from the date of such exercise, will negotiate in good faith towards the execution of a definitive license agreement (“License Agreement”) for Clinical Candidate(s) according with the provision of article 4. The License Agreement shall include the terms provided in Section 4 and such other terms as are customary under the circumstances. All the terms and provision of the License Agreement not already foreseen in article 4 will be negotiated in good faith, including the negotiation of an Expanded Field should the Parties so agree.

3.1.3.	Should SiBi decide not to exercise the Option with respect to a particular Clinical Candidate prior to the first to occur of (i) * after the designation of such Clinical Candidate and (ii) * after the expiration of the Research Term and any extension thereof, then the Option will expire with respect to such Clinical Candidate. Should SiBi materially breach this Agreement, all Options then in effect shall terminate.

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3.2.	License to Elixir.

3.2.1.	SiBi hereby grants to Elixir an exclusive, irrevocable, royalty-free license under SiBi Collaboration IP and Joint Collaboration IP to develop, manufacture, use and sell the Compound(s) or Clinical Candidate(s) outside of the Field, in any form or formulation and with or without additional ingredients.

3.2.2.	Upon the expiration or termination of the right to exercise the Option pertaining to a Clinical Candidate, SiBi will, and hereby does, grant to Elixir an exclusive, irrevocable, royalty-free license under SiBi Collaboration IP and Joint Collaboration IP to develop, manufacture, use and sell the Clinical Candidate(s) that was the subject of such Option outside of the Field, in any form or formulation and with or without additional ingredients.

3.2.3.	From time-to-time during the Term and any extension thereof, upon the request of Elixir, SiBi shall promptly deliver to Elixir all R&D Program Data and all materials that were developed in the performance of the R&D Plan that relate to the use of Compound(s) or Clinical Candidate(s) outside of the Field if and when they become available. Within * after the expiration or termination of an Option, SiBi shall deliver to Elixir all additional R&D Program Data and all other materials that were developed in the performance of the R&D Plan that relate to the use of the Clinical Candidate(s) that were subject to such Option within the Field, except to the extent SiBi is still working on any Compound(s) in the Field under the R&D Plan and such R&D Program Data and/or materials are necessary or useful to support such efforts.

4.	LICENSE AGREEMENT

4.1.	Terms.

Each License Agreement shall include the terms and conditions set forth in this Section 4 with respect to the relevant Clinical Compound with such other customary and reasonable terms as the Parties shall determine.

4.2.	Elixir License Grant.

Under the License Agreement, Elixir will grant SiBi an exclusive license (exclusive even as to Elixir) in the Field, in the Territory, under the Elixir Patents, Elixir Know-How, Elixir Collaboration IP and Elixir’s rights in the Joint Collaboration IP relating to each Clinical Candidate with respect to which SiBi exercises its options, (with unlimited right to sublicense, subject to customary restrictions) to research, develop, register, use, manufacture, sell, import, export directly or in collaboration with third parties Compounds or Products containing such Clinical Candidate or an analog thereof, or a Compound derived from such Clinical Candidate, or an analog thereof.

4.3.	SiBi License Grant.

Under the License Agreement, SiBi will grant Elixir a free-of-charge, exclusive worldwide license (exclusive even as to SiBi), for all uses outside the Field, in the Territory, under SiBi Collaboration IP and SiBi’s rights in the Joint Collaboration IP relating to each Clinical Candidate with respect to which SiBi exercises its option, with right to sublicense (subject to customary restrictions), to research, develop, register, use, manufacture, sell, import and export products directly and/or in collaboration with third parties Compounds or Products containing such Clinical Candidate or an analog thereof, or a compound derived from such Clinical Candidate, or an analog thereof. For the avoidance of doubt, such license will not in any way limit SiBi’s ability to operate in the Field on compounds other than the Compounds.

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4.4.	License Agreement Payments.

4.4.1.	SiBi will pay Elixir the following sums upon achievement of the following events with respect to each Product:

a) *% of any amounts received by SiBi from third parties in connection with the development or commercialization of a Product with respect to upfront payments and milestone payments made in connection with the grant or exercise of a sublicense or other rights to develop or commercialize such Product for one or more uses within the Field and for one or more countries within the Territory; but in each case excluding running royalties paid to SiBi by a third party based upon revenue received by such third party upon the sale of the Product;

b) * upon the successful completion of the Phase IIa clinical trial performed on a Clinical Candidate in the event that SiBi has not licensed out development and commercialization rights to the applicable Clinical Candidate to a third party. A successful completion of Phase IIa shall be considered a successful achievement of a proof-of-concept study followed by the decision to proceed with the further development of the Compound or Product in the next Clinical Phase.

4.4.2.	Upon launch of a Product, and thereafter during the term of the License Agreement, SiBi shall make annual payments to Elixir equal to * percent (*%) of the net sales (to be defined in the sublicense granted by SiBi to a third party in accordance with industry norms) generated from sales of such Product, on which SiBi is receiving royalties, to be paid for the longer of, on a country-by-country and Product-by-Product basis, (i) the period of Patent or data exclusivity (and/or other regulatory exclusivity) in such country for such Product, (ii) infringement of a valid claim of the Elixir Patents or any patent rights emergingarising from the R&D Program (no matter the ownership thereof) by the manufacture, use, importation, or sale of such product in such country, (iii) until the expiration or termination of the last claim within the Elixir Patents or any Collaboration IP that warrants exclusivity to the manufacture, use, sale or importation of such Product in such country, and (iv) ten (10) years from first commercial sale of such Product in such country.

4.4.3	The License Agreement shall contain provisions requiring that SiBi provide royalty reports to Elixir, that SiBi maintain records of all revenue received or generated by SiBi in connection with the Products, and that Elixir have the right to audit such records periodically.

4.5.	Termination.

Upon any termination of the License Agreement due to a material contractual breach by SiBi, SiBi shall be deemed to have assigned to Elixir all of SiBi’s right, title and interest in and to any and all SiBi Collaboration IP and Joint Collaboration IP that are necessary or useful to develop, manufacture, use or sell the Product to which such License Agreement pertained, and SiBi will, within thirty (30) days following such termination, deliver to Elixir all R&D Program Data and all materials that were developed in the performance of the R&D Plan or under such License Agreement that relate to such Product. Upon such assignment, Elixir shall have and retain the right to perform further research, development and commercialization of such Product free of any obligation to SiBi hereunder or otherwise. SiBi agrees to take such actions and execute and deliver such documents as are reasonably requested by Elixir to give effect to or to evidence such assignment during or after the Term.

4.6.	Development Obligations.

4.6.1.	All costs and activities related to the development of a Clinical Candidate will be decided, carried out and paid for by SiBi.

4.6.2.	SiBi will use commercially reasonable efforts to research, develop and commercialize the Clinical Candidate(s) licensed exclusively to SiBi by Elixir.

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4.6.3.

SiBi will keep Elixir informed regarding the development activities with respect to a Clinical Candidate through biannual reports to be provided to Elixir on or before January 1st and July 1st of each year. Such reports will summarize the activities performed by SiBi under the applicable License Agreement including estimated time to milestones.

4.7.	Field Expansion Option.

4.7.1.	Upon exercising the Option, or any time after exercising the Option, SiBi shall have the right to expand the Field. Such an expansion shall be regulated according to the provisions set forth in this article 4.7.

4.7.2.	For the expansion of the Field to CNS diseases that may be classified as “Orphan Diseases” according to The Rare Disease Act of 2002 and the US Orphan Drug Act and of lower incidence than Huntington’s Disease, for which SiBi may seek or obtain approval in connection with the approval in the Field, SiBi will have the right to ask for such expansion, which should not be unreasonably withheld. Such a right should be exercised in written form as set forth in section 11.11. In connection with such an expansion SiBi will pay Elixir:

(I) * down payment of *, once for this group of diseases;

(II) Payments on the basis of what is provided for under Sections 4.4.1 and 4.4.2, where this group of Orphan Diseases will be “Products” under Sections 4.4.1 and 4.4.2, with such changes as necessary to accommodate the change in Field.

4.7.3.	For the expansion to other CNS diseases not classifiable as orphan, for which SiBi may seek approval, SiBi will have the right to ask for such expansion, which should not be unreasonably withheld. Such a right should be exercised in written form as set forth in section 11.11. In the event SiBi asks Elixir for such expansion, and Elixir consents to such expansion, the Parties will negotiate in good faith toward a definitive license agreement regarding other CNS diseases not classifiable as orphan.

5.	INTELLECTUAL PROPERTY OWNERSHIP

5.1.	Patents filing

Each Party shall be responsible for filing its own Patents resulting from the work performed under the R&D Program. Patents relating to inventions in the Field conceived under the R&D Program will be owned by the Party for whom inventorship can be established under provisions of U.S. patent law. Each Party will be responsible for the filing, prosecution, maintenance, defense and enforcement of solely owned Patents in the Field at its own expense

5.2.	Joint Inventions

Joint inventions made under the R&D Program will be jointly owned by the Parties. The JRC will be responsible for determining which, if any, Patents are to be filed with respect to Joint inventions made under the R&D Program. SiBi and Elixir will be jointly responsible for the filing, prosecution, maintenance, defense and enforcement of such jointly owned Patents in the Field at SiBi’s expense.

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6.	TERM & TERMINATION

6.1.	Duration

This Agreement will have a duration of twelve (12) months from the Effective Date (the “Term”) and may be extended for an additional period of six (6) months by mutual written agreement of the Parties, which should not be unreasonably withheld.

6.2.	Termination

Notwithstanding anything herein to the contrary, each Party shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement if (i) the other Party commits any material breach of the terms hereof which has not been remedied within ninety (90) days after receipt by the Party in default of notice specifying the breach; or (ii) the other Party shall dissolve, liquidate, or cease to carry on business operations.

6.3.	Survival

Notwithstanding anything herein to the contrary, upon any expiration or termination of this Agreement, the provisions of Sections 1, 4.5, 5, 6, 7, 8, 9, 10 and 11 shall survive such expiration or termination and shall continue in full force and effect.

7.	CONFIDENTIALITY

7.1.	Confidentiality I

Each Party shall hold in confidence any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed or possessed by the other Party, including reports, and/or information related to or regarding a disclosing Party’s business plans, business methodologies, strategies, technologies, specifications, development plans and product or services, whether in tangible or intangible form, the confidentiality of which such other Party takes reasonable measures to protect, including Know-How (“Confidential Information”) Confidential Information disclosed by the other or otherwise obtained by such Party from the other as a result of this Agreement, and each Party shall protect the confidentiality thereof with the same degree of care that it exercises with respect to its own information of a like nature, but in no event less than reasonable care. A receiving Party shall not use, make, disclose or distribute any Confidential Information, in whole or in part, except as required to perform such Party’s obligations hereunder. Access to the disclosing Party’s Confidential Information shall be restricted to the receiving Party’s employees, who, in each case, need to have access to carry out a permitted use and are bound in writing to maintain the confidentiality of such Confidential Information.

7.2.	Confidentiality II

The obligations of Section 7.1 shall not apply to any portion of the Confidential Information which the receiving Party can demonstrate by legally sufficient evidence: (i) now or hereafter, through no act or failure to act on the part of the receiving Party, is or becomes generally available; (ii) is known to the receiving Party at the time of receiving such Confidential Information without an obligation of confidentiality; (iii) is hereafter furnished to the receiving Party by a third party as a matter of right without restriction on disclosure; (iv) is independently developed by the receiving Party without use of any Confidential Information received from the other; or (v) is disclosed because of any requirement imposed by any applicable law or regulation, or in response to a valid order of a court or other governmental body or any political subdivision thereof; provided, however, that the Party making the disclosure shall give notice to the other Party reasonably in advance of such disclosure or as soon as practicable thereafter.

7.3.	Confidentiality III

Either Party shall submit to the other any proposed publication disclosing technology developed in connection with the R&D Program at least sixty (60) days before its publication. If the other Party determines that the proposed publication discloses patentable subject matter that such other Party shall own in accordance with Section 5 or other of its Confidential Information, then such other Party may require a delay of up to sixty (60) days for the purpose of filing patent applications on such subject matter and for the Parties to negotiate in good faith to remove any such other Confidential Information from such proposed publication so as to minimize any loss of confidentiality upon publication.

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7.4.	Confidentiality IV

Each Party shall, upon termination or expiration of this Agreement, immediately discontinue use of the other’s Confidential Information. Within a reasonable time after termination of this Agreement, but in no event later than thirty (30) days thereafter, all materials containing such Confidential Information shall be returned by the receiving Party or destroyed with the disclosing Party’s written consent, with the exception of one copy which may be retained for archive purposes.

7.5.	Confidentiality V

In case of termination or expiration of this Agreement, such obligations of confidentiality with respect to the other Party’s Confidential Information shall continue for a period of five (5) years from the date of termination or expiration of this Agreement.

8.	REPRESENTATIONS & WARRANTIES

8.1.	Enforceability

Each Party represents and warrants to the other Party, as of the Effective Date (i) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms, (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, its officers and directors, and (iii) no provision of this Agreement violates any other agreement that such Party may have with any other person or entity.

8.2.	Representation

EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

8.3.	Consequential Damages

EXCEPT FOR THE PARTIES INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF USE AND THE LIKE), WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR ANY OTHER CAUSE OF ACTION RELATING TO THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

8.4	Additional Representation of SiBI

SIBI HEREBY REPRESENTS AND WARRANTS TO ELIXIR THAT, AS OF THE EFFECTIVE DATE, SIBI DOES NOT CONTROL ANY PATENTS THAT COULD REASONABLY BE ANTICIPATED TO BE BLOCKING ELIXIR IN THE TESTING, DEVELOPMENT, PRODUCING, FORMULATING, MARKETING, DISTRIBUTING AND SELLING SIR-TI-BASED CLINICAL CANDIDATE OR PRODUCT INSIDE AND OUTSIDE OF THE FIELD, IN LINE WITH THE PROVISION CONTAINED IN THE PRESENT AGREEMENT.

9.	INDEMNIFICATION

9.1.	Indemnifying Party

Each Party (the “Indemnifying Party”) hereby agrees to indemnify, defend and hold the other Party and its sublicensees, and their respective employees, directors, agents, consultants, successors, heirs, legal representatives and assigns (“Indemnitees”) harmless from and against all losses arising from any third party claim due to a breach by the Indemnifying Party of any of its covenants, representations or warranties set forth in this Agreement, except to the extent that such losses arise from the gross negligence, recklessness or willful misconduct of any Indemnitees.

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9.2.	Claims

Each Party agrees to give the other Party prompt written notice of any claims made for which the other party might be liable under Section 9.1. The indemnifying Party shall have the opportunity to defend, negotiate, and settle such claims; provided, however, that the indemnified Party shall be entitled to participate in the defense of such matter and to employ at its expense counsel to assist therein. The Party seeking indemnification shall provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party.

10.	DISPUTE RESOLUTION

10.1	Mediation

In the event of a dispute between the Parties, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within forty-five (45) days, either Party may, by written notice to the other, have such dispute referred to each of the Parties’ respective CEOs or his or her designee (who shall be a senior executive), who shall attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

10.2.	Arbitration I

In the event the Parties’ CEOs (or designees) are not able to resolve such dispute, either Party may at any time after such 30-day period submit such dispute to be finally settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of submission. The arbitration shall be heard and determined by three (3) arbitrators. SiBi and Elixir shall each appoint one arbitrator and the third arbitrator shall be selected by the two Party-appointed arbitrators, or, failing agreement within sixty (60) days following the date of receipt by the respondent of the claim, by the AAA. Such arbitration shall take place in Boston, MA. The arbitration award so given shall be a final and binding determination of the dispute, shall be fully enforceable in any court of competent jurisdiction, and shall not include any damages expressly prohibited by Section 8.3.

10.3.	Arbitration Cost

Costs of arbitration are to be divided by the Parties in the following manner: Elixir shall pay for the arbitrator it chooses, SiBi shall pay for the arbitrator it chooses, and the costs of the third arbitrator shall be divided equally between the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

11.	MISCELLANEOUS PROVISIONS

11.1.	Disclosing

Neither Party shall disclose the existence or terms and conditions of this Agreement to any third party or make any public statement respecting this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that each Party may make such disclosures as are required by any applicable law or regulation provided that the disclosing Party provide reasonable advance notice of such disclosure or as soon as practicable thereafter.

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11.2.	Waiver

No provision of this Agreement may be waived except in writing by both Parties hereto. No failure or delay by either Party hereto in exercising any right or remedy hereunder or under applicable law shall operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

11.3.	Force Majeure

Neither Party shall be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, terrorism, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

11.4.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law provisions. Each Party hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts (the “Massachusetts Courts”) for any litigation among the parties hereto arising out of or relating to this Agreement, waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum or that there are indispensable parties to such litigation that are not subject to the jurisdiction of the Massachusetts Courts.

11.5.	Invalid provisions

Should one or more provisions of this Agreement be or become invalid, then the Parties hereto shall attempt to agree upon valid provisions in substitution for the invalid provisions. If the Parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement shall nevertheless not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the Parties would not have entered into this Agreement without the invalid provisions.

11.6.	Approvals

Each Party shall use commercially reasonable efforts to obtain any government approval required in its country of domicile to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each Party shall keep the other informed of progress in obtaining any such government approval, and shall cooperate with the other Party in any such efforts.

11.7.	US Restrictions

This Agreement is made subject to any restrictions concerning the export of materials and technology from the United States that may be imposed upon or related to either Party to this Agreement from time to time by the Government of the United States. Furthermore, each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.

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11.8.	Assignability

This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement, without the consent of the other Party, in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with another company. Any purported assignment in contravention of this Section 11.8 shall, at the option of the non-assigning party hereto, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the legal representative of, successor to or any permitted assignees from either of the Parties hereto.

11.9.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.

11.10.	Relationship between the Parties

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between the Parties. Notwithstanding any of the provisions of this Agreement, neither Party to this Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each Party under this Agreement shall be made, paid, and undertaken exclusively by such Party on its own behalf and not as an agent or representative of the other.

11.11.	Communications

All communications between the Parties with respect to any of the provisions of this Agreement shall be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, by prepaid, certified mail (which shall be deemed received by the other Party on the seventh business day following deposit in the mails), or by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter or overnight courier, postage pre-paid, given by the close of business on or before the next following business day:

if to SiBi, at:

Siena Biotech S.p.A.

Via Fiorentina, 1

53100 Siena, Italy

Attention: Dr. Giovanni Gaviraghi,

                C.E.O.

Fax: (01139) 0577 381 202

with a copy to:

Siena Biotech S.p.A.

Via Fiorentina, 1

53100 Siena, Italy

Attention: Gianluca Breghi

                Vice President Finance & Bus. Dev.

Fax: (01139) 0577 381 213

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if to Elixir, at:

Elixir Pharmaceuticals, Inc.

One Kendall Square

Building 1000, Fifth Floor

Cambridge, Massachusetts 02139

Attention: Alan Watson

                Chief Business Officer

Fax: (617) 995-7050

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: Kingsley L. Taft, Esq.

Fax: (617) 523-1231

11.12.	Press Release(s)

Upon execution of this Agreement, the Parties shall issue the press release(s) announcing the existence of this Agreement in the form and substance as set forth in Exhibit E attached hereto. Each Party agrees not to issue any other press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party.

11.13.	Further acts

Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

11.14.	Headings

The paragraph headings are for convenience only and shall not be deemed to affect in any way the language of the provisions to which they refer.

11.15.	Entire understanding

This Agreement contains the entire understanding of the Parties relating to the matters referred to herein, and may only be amended by a written document, duly executed on behalf of the respective Parties.

11.16.	Negotiations

Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against either Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against either Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.17.	Captions

The captions herein have been inserted solely for convenience of reference and in no way define or limit the scope or substance of any provision of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the undersigned, for itself and its Affiliates, have executed this Agreement as of the Effective Date.

ELIXIR PHARMACEUTICALS, INC.

By:

/s/ William K. Heiden
Name:
Title:

SIENA BIOTECH S.P.A.

By:

/s/ Dr. Giovanni Gaviraghi
Name:	Dr. Giovanni Gaviraghi
Title:	Chief Executive Officer

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EXHIBIT A

*

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EXHIBIT B

Elixir Patents

*

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EXHIBIT C

SiBi Patents

*

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EXHIBIT D

R&D Plan

*

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EXHIBIT E

Press Release(s)

TO BE ADDED

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